Exhibit 10.8

Fourth Amendment to Employment Agreement

This Fourth Amendment to Employment Agreement (the “Fourth Amendment”) is entered into as of September 1, 2005, by and between DEL MONTE FOODS COMPANY, a Delaware corporation, with its principal place of business in San Francisco, California (“Company”) and RICHARD G. WOLFORD, an individual residing in the State of California (“Executive”), to amend the Employment Agreement dated March 16, 1998 between the Company and Executive (“Agreement”), the Second Amendment to the Agreement dated March 26, 2002 (“Second Amendment”), and the Third Amendment to the Agreement dated November 11, 2004 (“Third Amendment”) as follows:

1. In the first sentence of Section 3(d) of the Agreement, the phrase “or Termination by the Employee of the Employment Period” shall be deleted in its entirety.

2. Section 3(e) of the Agreement shall be renumbered to 3(f), without any change to the text of that Section.

3. Section 3(f) of the Agreement shall be renumbered to 3(g), without any change to the text of that Section.

4. Section 3(g) of the Agreement shall be renumbered to 3(h), without any change to the text of that Section.

5. A new Section 3(e) shall be added to the Agreement in the following form:

(e) Termination by the Executive of the Employment Period. In the event of the termination of the Employment pursuant to this Section 3(e), the Executive shall be entitled to the following payments and benefits:

(i) The Company shall pay to the Executive (1) any earned but unpaid Base Salary and (2) a pro rata portion of Executive’s target Bonus for the year in which Executive’s termination occurs, prorated for Executive’s actual employment period during such year.

(ii) The Company shall pay Executive an amount equal to $3,990,000, less standard withholdings, payable in equal monthly installments on the Company’s regular payroll schedule over a period of eighteen (18) months, and the Company shall have no further payment obligations pursuant to this Section 3(e)(ii) thereafter.

(iii) Executive shall receive the benefits set forth in Sections 3(d)(iii) and 3(d)(iv), subject to the terms and conditions set forth therein.

(iv) No amounts paid pursuant to Sections 3(e)(ii) or 3(e)(iii) will constitute compensation for any purpose under any retirement plan or other employee benefit plan, program, arrangement or agreement of the Company or any of its affiliates.

(v) As a condition to the receipt of the benefits described in this Section 3(e) the Executive shall be required to execute a general release and waiver in form and substance satisfactory to the Company and substantially similar to Annex A hereto.

6. A new Section 3(i) shall be added to the Agreement in the following form:

(i) Notwithstanding the severance terms and benefits provided for in Section 3 of this Agreement, upon termination of employment Executive shall be entitled to Executive’s vested retirement benefits pursuant to the terms and conditions of the applicable retirement plans and agreements.

Except as expressly provided in this Fourth Amendment, all other provisions of the Agreement, the Second Amendment and Third Amendment shall remain in full force and effect.

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Signatures on following page.]

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment as of the date set forth below.

EXECUTIVE

/s/ Richard G. Wolford	12/14/2005
Richard G. Wolford	Date

COMPANY: DEL MONTE FOODS COMPANY

By:	/s/ David L. Meyers	12/14/2005
Name:	David L. Meyers	Date
Title:	Executive Vice President
Administration & Chief Financial Officer

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